EXHIBIT 99.2

Cryoport Announces Pricing of Public Offering of Common Stock

IRVINE, Calif., June 19, 2019 /PRNewswire/ — Cryoport, Inc. (Nasdaq: CYRX) (Nasdaq: CYRXW) (“Cryoport” or the “Company”) today announced the pricing of its underwritten public offering of an aggregate of 3,750,000 newly issued shares of common stock at a price of $17.00 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 562,500 shares of common stock. The net proceeds to the Company from the offering of the shares are expected to be approximately $59.8 million after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the underwriters’ option to purchase additional shares. Subject to customary conditions, the offering is expected to close on June 24, 2019.

The Company expects to use the net proceeds from the offering of the shares for working capital, inventory development, global infrastructure buildout and facilities expansion, sales and marketing and, potentially, acquisitions with strategic impact.

Jefferies and SVB Leerink are acting as joint book-running managers for the offering. Needham & Company, Janney Montgomery Scott, B. Riley FBR, and Roth Capital Partners are acting as co-managers for the offering.

The public offering was made pursuant to a registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering will be available on the SEC’s website located at http://www.sec.gov or may be obtained from Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; or SVB Leerink, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at 800-808-7525, ext. 6132 or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cryoport, Inc.

Cryoport is a global provider of temperature-controlled logistics solutions for temperature-sensitive life sciences commodities, serving the biopharmaceutical market with logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR T-cells. Cryoport’s solutions are used by points-of-care, CRO’s, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, such as: the Company’s expectations regarding the completion of the public offering and the anticipated use of net proceeds from the offering, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the preliminary prospectus supplement relating to the offering and the documents incorporated by reference therein, which include the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. The Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Thomas Heinzen

Theinzen@cryoport.com

949-681-2723